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                                                                   EXHIBIT 21.01

Subsidiaries of Registrant

RealSelect, Inc.
The Enterprise of America, Ltd.
National New Homes Co., Inc.
SpringStreet, Inc.
Touch Tech, Inc.
The Homebuyer's Fair, Inc.
FAS - Hotline, Inc.